                          SHARE ACQUISITION AGREEMENT

                                  BY AND AMONG

                                CKS GROUP, INC.

                        RIA 96 VERMOGENSVERWALTUNG GMBH

                              PRISMA HOLDING GMBH

                                      AND

                    THE SHAREHOLDERS OF PRISMA HOLDING GMBH





                          DATED AS OF JANUARY 8, 1997

                               INDEX OF EXHIBITS


EXHIBIT                   DESCRIPTION


Exhibit A                 Form of Representation Statement

Exhibit B-1               Form of Legal Opinion of Counsel to the Company

Exhibit B-2               Form of Legal Opinion of Counsel to the Parent

Exhibit C                 Intentionally omitted

Exhibit D                 Company Shareholder Transfer Deed

Exhibit E                 Registration Rights Agreement

Exhibit F                 Form(s) of Intercompany Service Agreement(s)

Exhibit G                 Form of Intercompany Indemnity Agreement

Exhibit H                 Arbitration Agreement

                               TABLE OF CONTENTS

                                                                                                                PAGE
ARTICLE I - PURCHASE AND SALE OF COMPANY CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2     Acquisition Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.4     Transfer of Company Capital; Payment of Initial Acquisition Consideration  . . . . . . . . . .   3
         1.5     No Further Ownership Rights in Company Capital . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.6     Taking of Necessary Action; Further Action . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.7     Guaranteed Earnout Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.8     Contingent Earnout Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.10    Repurchase of Parent Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE II -  REPRESENTATIONS AND GUARANTEES OF THE  COMPANY  SHAREHOLDERS  . . . . . . . . . . . . . . . . . .   8

         2.1     Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.2     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.4     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.5     No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         2.7     Company Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.8     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.9     No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.10    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         2.11    Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         2.12    Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment   . . . . . . . .   17
         2.13    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.14    Agreements, Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         2.15    Interested Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         2.16    Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         2.17    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         2.18    Accounts Receivable; Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         2.19    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.20    Brokers' and Finders' Fees; Third Party Expenses . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.21    Employee Benefit Plans and Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         2.22    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         2.23    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         2.24    Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         2.25    Warranties; Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         2.26    Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE IIA - FURTHER AND GUARANTEES OF THE COMPANY SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . .  27


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         3.1     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.3     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.4     SEC Documents; Parent Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.5     Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

         4.1     Conduct of Business of the Company and the Subsidiaries  . . . . . . . . . . . . . . . . . . . .  31
         4.2     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE V - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         5.1     Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.2     Covenant Not to Compete or Solicit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         5.3     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         5.5     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         5.6     Public Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.7     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.8     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.9     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.10    Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.11    Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.12    Additional Documents and Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.13    NMS Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.14    Spin-off of Excluded Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.15    Purchase Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VI - CONDITIONS TO THE ACQUISITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         6.1     Conditions to Obligations of Each Party to Effect the Acquisition. . . . . . . . . . . . . . . .  38
         6.2     Additional Conditions to Obligations of Company Shareholders.  . . . . . . . . . . . . . . . . .  39
         6.3     Additional Conditions to the Obligations of Parent and Sub.  . . . . . . . . . . . . . . . . . .  40

ARTICLE VII - OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         7.1     Several Liability; Statute of Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.2     Setoff for Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.3     Compliance with Securities Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         7.4     Guarantee by Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         7.5     Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47


         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         8.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
         8.4     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE IX - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

         9.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
         9.2     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         9.3     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         9.4     Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         9.5     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         9.6     Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
         9.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
         9.8     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

                          SHARE ACQUISITION AGREEMENT


         This SHARE ACQUISITION AGREEMENT (the "Agreement") is made and entered into on January 8, 1997 among CKS Group, Inc., a Delaware corporation ("Parent"), RIA 96 Verm`gensverwaltungs GmbH (to be renamed CKS Holding GmbH), a German corporation and a wholly-owned subsidiary of Parent ("Sub"), Prisma Holding, GmbH, a limited liability company organized under the laws of the Federal Republic of Germany ("Germany") (the "Company"), and Michael Poliza, Michael RenJ Schopf, Peter Wernstedt, Detlef Schmuck, Roland Tetzlaff, Peter Rohwer, Hans Hermann Mhnchmeyer, Hannover Finanz GmbH Beteiligungen und Kapitalanlagen and Commerz Unternehmensbeteiligungs-AG (such individuals and entities being hereinafter referred to collectively as the "Company Shareholders" and, individually, as a "Company Shareholder").

                                    RECITALS

         A. The Board of Directors of Parent and the management of Sub and the Advisory Board and Managing Directors of the Company believe it is in the best interests of each company and their respective shareholders that Sub acquire all the stated capital of the Company (the "Company Capital") and, in furtherance thereof, have approved such acquisition (the "Acquisition").

         B. The Company Shareholders own all of the stated capital of the Company.

         C. The Company (1) owns all of the stated capital of UpToDate Service- und Vertriebsgesellschaft mbH, a limited liability company organized under the laws of Germany ("UpToDate"), Prisma Marketing Agency GmbH, a limited liability company organized under the laws of Germany ("PMA"), digital-world publishing gmbh, a limited liability company organized under the laws of Germany ("digital world"), and UpToDate Service- und Vertriebsgesellschaft mbH, a limited liability company organized under the laws of Austria ("UpToDate Austria") (collectively, the "Subsidiaries") and (2) owns all of the stated capital of Prisma Express Distributionsgesellschaft mbH ("Prisma Express"), Prisma Express Distributionsgesellschaft mbH, Vienna ("Prisma Express Austria"), Aspri Trading GmbH ("Aspri") and "Sixpence" Verwaltungsgesellschaft mbH (to be renamed "UTD Logistics GmbH") ("UTD Logistics") and 80% of the stated capital of Systrade AG (Aesch/Basel) ("Systrade") (the "Excluded Subsidiaries").

         D. The Company Shareholders and Sub desire to make certain guarantees, covenants and other agreements in connection with the Acquisition.

         E. The Company desires to make certain covenants in connection with the Acquisition, as set forth in Section 4.1 hereof.

         F. Parent is willing to guarantee all obligations of Sub pursuant to this Agreement and to enter into certain obligations under the Registration Rights Agreement attached hereto as Exhibit E.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, the parties agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF COMPANY CAPITAL

         I.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the closing of the Acquisition (the "Closing"), Sub shall, subject to satisfaction of the conditions contained in Section 6.1 and
6.3 hereof, purchase from each of the Company Shareholders, and each of the Company Shareholders shall sell, assign and transfer to Sub, the Company Capital now owned and to be owned at the Closing by such Company Shareholder as set forth in Schedule 1.1 hereto free and clear of any pledge, lien, security interest, encumbrance, claim or other equitable or third-party interest ("Liens").

         I.2     Acquisition Price.

                 (a) In reliance on the guarantees and covenants of the Company Shareholders contained herein, and in consideration of the aforesaid sale, assignment and transfer of the Company Capital, Sub shall pay to each Company Shareholder, in full consideration for such Company Capital and the agreements of the Company Shareholders made in connection with the transactions contemplated hereby, such Company Shareholder's Pro Rata Portion of the following (collectively, the "Acquisition Price"): (i) an amount of cash equal to US$2.925 million, (ii) a number of shares of Parent Common Stock equal to the number resulting from dividing (x) US$2.925 million by (y) the Trading Price (as hereinafter defined) (items (i) and (ii) of this subsection are hereinafter referred to as the "Initial Acquisition Consideration") and (iii) the rights to receive additional cash and shares of Parent Common Stock as provided in Section 1.7 and 1.8 hereof (the "Earnout Payments").

                 (b) For purposes of this Agreement: (i) the "Trading Price" of the Parent Common Stock shall be the average of the last sale prices of the Parent Common Stock on the Nasdaq National Market ("NMS") for the ten
(10) trading days ending the second (2nd) trading day preceding the date of issuance of Parent Common Stock to the Company Shareholders, provided that in the event that the issuance of such Parent Common Stock is delayed by Sub in violation of this Agreement, then the Trading Price shall be the lower of the price defined in the preceding clause and the average of the last sale prices of the Parent Common Stock on the NMS for the ten trading days ending two days prior to the date on which such shares were required to be issued pursuant to this Agreement; (ii) "Company Capital" shall mean the shares in the stated capital of the Company; (iii) "Company Rights" shall mean any options or warrants or other agreements or commitments to purchase Company Capital or any securities convertible into or exchangeable for Company Capital; and (iv) the "Pro Rata Portion" of each Company Shareholder shall mean the ratio obtained by dividing (x) the amount of Company Capital held by such Company Shareholder or issuable upon exercise of all Company Rights held by such Company Shareholder, by (y) the amount of all Company Capital outstanding or issuable upon exercise of all Company Rights.

                 (c) No fraction of a share of Parent Common Stock will be issued in connection with the Acquisition, but in lieu thereof, a Company Shareholder shall be entitled to receive from Sub an amount of cash (rounded to the nearest whole cent) in U.S. dollars equal to the product of such fraction and the Trading Price.

         I.3 Closing. Unless the Agreement is earlier terminated pursuant to Section 8.1, the Closing shall occur at the offices of Wilson Sonsini Goodrich & Rosati located at 650 Page Mill Road, Palo Alto, California at 8:00 a.m., local time, on March 3, 1997 or no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI, or on such other date as the parties hereto shall agree, but in no event later than April 30, 1997. The Closing shall be effected with the execution and notarization of the Transfer Deed (as hereinafter defined) by each of the Company Shareholders in accordance with Section 1.4 and the payment of the Initial Acquisition Price therefor by Sub in accordance with Section 1.2. The date on which the Closing shall occur is referred to herein as the "Closing Date."

         I.4 Transfer of Company Capital; Payment of Initial Acquisition Consideration.

                 (a) In Hamburg, Germany, at the time of the Closing, the Company Shareholders and Sub shall execute, and notarize the notarial transfer deed, in substantially the form attached hereto as Exhibit D (the "Transfer Deed"), effecting the sale and transfer of the Company Capital owned by the Company Shareholders to Sub, subject to receipt of the Initial Acquisition Consideration.

                 (b) Concurrent with the execution, notarization and delivery of the Transfer Deed, Sub shall transfer to each Company Shareholder the Initial Acquisition Consideration due to such Company Shareholder pursuant to Section 1.2 hereof.

         I.5 No Further Ownership Rights in Company Capital. The Acquisition Price shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Capital and the Company Shareholders shall have no continuing rights with respect to such Company Capital following the Closing.

         I.6 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to ensure that the Company retains full right, title and possession to all its assets, property, rights, privileges, powers and franchises, the Company Shareholders and the officers and directors of the Company and Sub in the names of their respective corporations will take all such lawful and necessary action.

         I.7 Guaranteed Earnout Payment. Subject to the set off permitted in Article VII hereof, on April 15, 1998 (or the first business day after such date, if such date falls on a weekend or a holiday), each Company Shareholder shall be entitled to receive such Company Shareholder's Pro Rata Portion of (i) the number of shares of Parent Common Stock obtained by dividing $336,000 by the Trading Price, and (ii) an amount of cash equal to $336,000.

         I.8     Contingent Earnout Payments.

                 (a)      Definitions.

         "1997 Fiscal Year" shall mean the twelve-month period ending February 28, 1998.

         "1998 Fiscal Year" shall mean the twelve-month period ending February 28, 1999.

         "1999 Fiscal Year" shall mean the twelve-month period ending February 29, 2000.

         "Direct Salaries and Related Expenses" shall include, but not be limited to, wages for regular and temporary employees, as well as profit-sharing payments, bonus payments and benefits for all employees.

         "Earnout Goals" shall mean the First Earnout Goal, the Second Earnout Goal and the Third Earnout Goal.

         "Expenses" shall include Direct Salaries and Related Expenses, Other Direct Operating Expenses and General and Administrative Expenses and also Headquarters Expenses equivalent to 0.675% of the Company's Gross Profits (the "Headquarters Expense"). Except as to the Headquarters Expense, Expenses shall not include expenses relating to services provided or deliveries made by Parent and its other subsidiaries, unless such services or deliveries are requested or provided with the consent of the Shareholder Representative.

         "First Adjusted Payment" shall mean (i) a number of shares of Parent Common Stock equal to (x) $2.5 million less an amount equal to the amount by which Pretax Income for the applicable Fiscal Year is less than the First Earnout Goal divided by (y) the Trading Price on the date of the First Adjusted Payment, plus (ii) an amount of cash equal to $2.5 million less an amount equal to the dollar amount by which Pretax Income for the 1997 Fiscal Year is less than the First Earnout Goal.

         "First Earnout Goal" shall mean $2,723,000 of Pretax Income of the Company in the 1997 Fiscal Year.

         "First Earnout Payment" shall mean (i) a number of shares of Parent Common Stock equal to $2.5 million divided by the Trading Price plus (ii) an amount of cash equal to $2.5 million.

         "General and Administrative Expenses" shall include office expenses, insurance, personnel costs for finance and administration, legal fees, audit expenses (including audit expenses required by Section 1.8(b)), bad debt, management information systems expenses, employee profit sharing, executive bonus payments, management fees and all other expenses which would ordinarily be included in general and administrative expenses under the U.S. GAAP.

         "Gross Profits" shall mean all sales and other sources normally determined to be revenues of the Company (on a consolidated basis) less cost of goods purchased and cost of services sub-contracted.

         "Increased Earnout Amount" shall mean 50% of the dollar amount by which Pretax Income for the applicable year is more than (i) $3,407,000 for the 1997 Fiscal Year, (ii) $4,626,000 for the 1998 Fiscal Year or (iii) $5,088,000 for the 1999 Fiscal Year.

         "Increased Earnout Payment" shall mean (i) a number of shares of Parent Common Stock equal to one-half of the Increased Earnout Amount divided by the Trading Price, plus (ii) an amount of cash equal to one-half of the Increased Earnout Amount.

         "Other Direct Operating Expenses" shall include, but not be limited to, materials, contract freelance talent expenses (including independent consultants), outsourced services expenses (including expenses of services and facilities provided by Parent), and facilities and equipment expenses.

         "Pretax Income" shall mean all sales and other sources normally determined to be revenues of the Company less all Expenses of the Company, including without limitation all compensation expenses of the Company Shareholders. Any local, state, federal and foreign income taxes incurred by the Company shall not be subtracted from revenues for purposes of calculating Pretax Income.

         "Second Adjusted Payment" shall mean (i) a number of shares of Parent Common Stock equal to (x) $1.75 million less an amount equal to the amount by which Pretax Income for the applicable Fiscal Year is less than the Second Earnout Goal divided by (y) the Trading Price on the date of the Second Adjusted Payment, plus (ii) an amount of cash equal to $1.75 million less an amount equal to the dollar amount by which Pretax Income for the 1998 Fiscal Year is less than the Second Earnout Goal.

         "Second Earnout Goal" shall mean $3,993,000 of Pretax Income of the Company in the 1998 Fiscal Year.

         "Second Earnout Payment" shall mean (i) a number of shares of Parent Common Stock equal to $1.75 million divided by the Trading Price plus (ii) an amount of cash equal to $1.75 million.

         "Shareholder Representative" shall mean Michael Poliza, or such successor as may be appointed prior to, on or after the Closing by Company Shareholders holding a majority of the Company's stated capital prior to the Closing.

         "Third Adjusted Payment" shall mean (i) a number of shares of Parent Common Stock equal to (x) $0.75 million less an amount equal to the amount by which Pretax Income for the applicable Fiscal Year is less than the Third Earnout Goal divided by (y) the Trading Price on the date of the Third Adjusted Payment, plus (ii) an amount of cash equal to $0.75 million less an amount equal to the dollar amount by which Pretax Income for the 1999 Fiscal Year is less than the Third Earnout Goal.

         "Third Earnout Goal" shall mean $4,749,000 of Pretax Income of the Company for the 1999 Fiscal Year.

         "Third Earnout Payment" shall mean (i) a number of shares of Parent Common Stock equal to $0.75 million divided by the Trading Price plus (ii) an amount of cash equal to $0.75 million.

                 (b)      Pretax Income Statement.

                          (i)     Not later than 90 calendar days following the
end of each of the 1997 Fiscal Year, the 1998 Fiscal Year, and the 1999 Fiscal Year, Parent shall deliver to the Shareholder Representative a statement of the Pretax Income of the Company for the 1997 Fiscal Year, the 1998 Fiscal Year, or the 1999 Fiscal Year, as the case may be (the "Pretax Income Statement"), which will be determined in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent with that used by the Parent from time to time in preparation of Parent's consolidated financial statements, but applied to the Company as if it were a stand alone entity, which such Pretax Income Statement shall be reviewed by Parent's certified public accountants. The costs of such review will be included in General and Administrative Expenses of the Company.

                          (ii)    If, within 30 days following receipt by the
Shareholder Representative of the Pretax Income Statement, the Shareholder Representative determines in good faith that the amount of Pretax Income as so computed on the Pretax Income Statement is inaccurate, the Shareholder Representative shall give notice to Parent within such 30 day period, (i) setting forth the Shareholder Representative's determination of Pretax Income, and (ii) specifying in reasonable detail the nature of the Shareholder Representative's basis for its disagreement with Parent's calculation. The failure by the Shareholder Representative so to express its disagreement within such 30 day period shall constitute acceptance of the amount of Pretax Income so computed on the Pretax Income Statement by the Company Shareholders and the Pretax Income Statement shall become the "Final Statement." If Parent and the Shareholder Representative are unable to resolve their disagreement within 15 days after receipt by the Shareholder Representative of notice of such disagreement, the items in dispute will be referred to Ernst & Young LLP (or another "Big 6" accounting firm mutually acceptable to Parent and the Shareholder Representative) (the "Accountant") within such 15 day period. The Accountant shall make a determination as to each of the items in dispute, which determination shall be (i) in writing, (ii) furnished to Parent and the Shareholder Representative as promptly as practicable after the items in dispute have been referred to the Accountant, (iii) made in accordance with the accounting principles and procedures provided for in this Agreement for the preparation of the Pretax Income Statement and (iv) conclusive and binding on Parent and the Company Shareholders. The fees and expenses of the Accountant (the "Accounting Fees") shall be for the account of the Non-Prevailing Party. The "Non-Prevailing Party" means that party whose calculation of the Pretax Income is, on a percentage basis, the least close to the Pretax Income as determined by the Accountant. The Pretax Income Statement as finally determined by the Accountant shall become the "Final Statement."

                          (iii)   Payments.

                                  (A)      Fiscal Year 1997. Not more than 15
days after the 1997 Pretax Income Statement becomes the Final Statement, (i) if the Company shall have achieved the First Earnout Goal each Company Shareholder shall be entitled to receive its Pro Rata Portion of the First Earnout Payment,
(ii) if the Company shall have not achieved the First Earnout Goal, but the Pretax Income as reflected on the Final Statement is equal to or greater than $223,000, each Company Shareholder shall be entitled to receive its Pro Rata Portion of the First Adjusted Payment, and (iii) if the Company's Pretax Income for the 1997 Fiscal Year shall have exceeded $3,407,000, each Company Shareholder shall be entitled to receive its Pro Rata Portion of the Increased Earnout Payment for the 1997 Fiscal Year.

                                  (B)      Fiscal Year 1998. Not more than 15
days after the 1998 Pretax Income Statement becomes the Final Statement, (i) if the Company shall have achieved the Second Earnout Goal each Company Shareholder shall be entitled to receive its Pro Rata Portion of the Second Earnout Payment, (ii) if the Company shall have not achieved the Second Earnout Goal, but the Pretax Income as reflected on the Final Statement is equal to or greater than $2,243,000, each Company Shareholder shall be entitled to receive its Pro Rata Portion of the Second Adjusted Payment, and (iii) if the Company's Pretax Income for the 1998 Fiscal Year shall have exceeded $4,626,000 each Company Shareholder shall be entitled to receive its Pro Rata Portion of the Increased Earnout Payment for the 1998 Fiscal Year.

                                  (C)      Fiscal Year 1999.  Not more than 15
days after the 1999 Pretax Income Statement becomes the Final Statement, (i) if the Company shall have achieved the Third Earnout Goal, each Company Shareholder shall be entitled to receive its Pro Rata Portion of the Third Earnout Payment, (ii) if the Company shall not have achieved the Third Earnout Goal, but Pretax Income as reflected in the Final Statement is equal or greater than $3,999,000, each Company Shareholder shall be entitled to receive its Pro Rata Portion of the Third Adjusted Payment, (iii) if the Company's Pretax Income for the 1999 Fiscal Year exceeds $5,088,000, each Company Shareholder shall be entitled to receive its Pro Rata Portion of the Increased Earnout Payment for the 1999 Fiscal Year.

                          (iv)    In the event the Pretax Income Statement for
the 1997 Fiscal Year, the 1998 Fiscal Year, or the 1999 Fiscal Year has not become the Final Statement by July 15, 1998; July 15, 1999; or July 15, 2000, respectively, on July 15, 1998; July 15, 1999; or July 15, 2000, as the case may be, each Company Shareholder shall be entitled to receive its Pro Rata Portion of any portion of the Earnout Payment, Adjusted Payment or Increased Earnout Payment, as the case may be, which is not subject to a dispute between the parties. The balance, if any, of such Earnout Payment, Adjusted Payment or Increased Earnout Payment, as the case may be, shall be distributed within 15 days after the Pretax Income Statement for the 1997 Fiscal Year, the 1998 Fiscal Year, or the 1999 Fiscal Year, as the case may be, becomes the Final Statement.

         I.9 Parent Common Stock. The shares of Parent Common Stock issued in connection with the Acquisition will be issued in a transaction exempt from registration under the Securities Act of 1933 (the "Securities Act") by reason of Regulation S thereunder, and shall be listed for trading, upon official notice of issuance, on the Nasdaq Stock Market. Prior and as a condition to issuance of any shares of Parent Common Stock to a Company Shareholder pursuant to this Article I, such Company Shareholder shall deliver to Sub a Representation Statement in the form attached hereto as Exhibit A (or such other form as may be required by Sub to ensure compliance with Regulations S and other U.S. Securities laws). Each of the Company Shareholders shall sell the shares of Parent Common Stock received in connection with the Acquisition only through the offices of Goldman, Sachs & Co. for a period of two years following the issuance of such shares, as long as all requests to Goldman, Sachs & Co. by such Company Shareholder to effect sales of Parent Common Stock at prices not above the current market price on the NMS are complied with on the next business day at the latest.

         I.10 Repurchase of Parent Common Stock. In the event that any shares of Parent Common Stock issued in connection with the Acquisition may not be sold to U.S. Persons within the meaning of Rule 902 of Regulation S by the Company Shareholder holding such shares pursuant to Regulation S or another exemption from the registration requirements of the Securities Act forty-one
(41) days after the issuance of such shares, Sub shall, at the request of such Company Shareholder, purchase such shares from the Company Shareholder for a cash price per share equal to the Trading Price as of the date of issuance of such shares; provided that Sub shall not be under any obligation to purchase such shares if a Registration Statement has been filed with respect to such shares pursuant to Section 5.1 hereof, and such Registration Statement is effective or effectiveness of such Registration Statement has been postponed in compliance with Section 3 of the Registration Rights Agreement attached hereto as Exhibit E. Such purchase shall be effected within 30 days of receipt of a written request therefore from the Company Shareholder.


                                   ARTICLE II

                     REPRESENTATIONS AND GUARANTEES OF THE

                              COMPANY SHAREHOLDERS


         The Company Shareholders hereby severally, independently, unconditionally and irrespective of fault (Section 305 of the German Civil
Code) guarantee to Parent and Sub, subject to such exceptions as are specifically disclosed in this deed or the Schedules hereto (including the Schedules to the Reference Deed) as to the Section of this Article II which refers to such Schedule, respectively, that as of the date hereof (unless a particular representation expressly refers to a different date):

         II.1 Organization of the Company. The Company and each of the Subsidiaries are duly organized, and validly existing under the laws of the Germany or Austria, as the case may be. The Company and each of the Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries are duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company (hereinafter referred to as a "Material Adverse Effect"). Each of the Company and the Subsidiaries has delivered a true and correct copy of its respective documents which under its proper law are equivalents of a memorandum and/or certificate of incorporation and by laws and an actual excerpt from the Commercial Register, each as amended to date (the "Charters"), to Sub. Section 2.1 of the Company Schedules lists the Managing Directors and Procurists of the Company and each of the Subsidiaries and the members of the Advisory Board of the Company. The operations now being conducted by the Company have not been conducted under any other name.

         II.2    Capital Structure.

                 (a) The authorized stated capital of the Company amounts to DM 4,000,000 (subject to reduction prior to the Closing) and is divided into twenty Gesch"ftsanteile (shares) (such stated capital is subject to reduction after the date of this Agreement in accordance with Section 5.14 hereof). All issued and outstanding Company Capital has been duly authorized and validly issued, is fully paid and nonassessable and has not been repaid in violation of
Section 30 of the German GmbH Code, and is not issued in violation of or subject to any preemptive right, or other rights to subscribe for or purchase shares. Other than Company Capital owned by the Company Shareholders, there are no other outstanding interests, existing or contingent or direct or indirect, in Company Capital. Immediately following the Closing as provided in this Agreement, the Company will be a wholly owned subsidiary of Sub. There are no Company Rights of any character, written or oral, to which the Company or any shareholder of the Company is a party or by which any of them is bound obligating the Company or any of its shareholders to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital or obligating the Company or any of its shareholders to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Rights, including without limitation in favor of employees of the Company.

                 (b) The authorized stated capital of PMA amounts to DM 200,000 and is divided into two shares having nominal values of DM 50,000 and DM 150,000. All issued and outstanding PMA Capital has been duly authorized and validly issued, is fully paid and nonassessable and has not been repaid in violation of Section 30 of the GmbH Code, and was not issued in violation of or subject to any preemptive right, or other rights to subscribe for or purchase PMA Capital and is owned by the Company free and clear of any Liens. Other than the PMA Capital owned by the Company, there are no other outstanding interests, existing or contingent, direct or indirect, in PMA Capital. There are no PMA Rights of any character, written or oral, to which PMA, the Company or any shareholder of the Company is a party or by which any of them is bound obligating PMA, the Company or any of its shareholders to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any PMA Capital or obligating PMA, the Company or any of its shareholders to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such PMA Rights, including without limitation in favor of employees of PMA. "PMA Capital" shall mean shares of stated capital of PMA, and "PMA Rights" shall mean any options or warrants or other agreements or commitments to purchase PMA Capital or any securities convertible into or exchangeable for PMA Capital.

                 (c) The authorized stated capital of UpToDate amounts to DM 500,000 and is divided into two shares having nominal values of DM 50,000 and DM 450,000. All issued and outstanding UpToDate Capital has been duly authorized and validly issued, is fully paid and nonassessable and has not been repaid in violation of Section 30 of the GmbH Code, and was not issued in violation of or subject to any preemptive right, or other rights to subscribe for or purchase UpToDate Capital and is owned by the Company free and clear of any Liens. Other than the UpToDate Capital owned by the Company, there are no other outstanding interests, existing or contingent, direct or indirect, in UpToDate Capital. There are no UpToDate Rights of any character, written or oral, to which UpToDate, the Company or any shareholder of the Company is a party or by which any of them is bound obligating UpToDate, the Company or any of its shareholders to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any UpToDate Capital or obligating UpToDate, the Company or any of its shareholders to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such UpToDate Rights, including without limitation in favor of employees of UpToDate. "UpToDate Capital" shall mean shares of stated capital of UpToDate, and "UpToDate Rights" shall mean any options or warrants or other agreements or commitments to purchase UpToDate Capital or any securities convertible into or exchangeable for UpToDate Capital.

                 (d) The authorized stated capital of digital world amounts to DM 500,000 and is divided into three shares having nominal values of DM 50,000, DM 50,000 and DM 400,000. All issued and outstanding digital world Capital has been duly authorized and validly issued, is fully paid and nonassessable and has not been repaid in violation of Section 30 of the GmbH Code, and was not issued in violation of or subject to any preemptive right, or other rights to subscribe for or purchase digital world Capital and is owned by the Company free and clear of any Liens. Other than the digital world Capital owned by the Company, there are no other outstanding interests, existing or contingent, direct or indirect, in digital world Capital. There are no digital world Rights of any character, written or oral, to which digital world, the Company or any shareholder of the Company is a party or by which any of them is bound obligating digital world, the Company or any of its shareholders to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any digital world Capital or obligating digital world, the Company or any of its shareholders to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such digital world Rights, including without limitation in favor of employees of digital world. "digital world Capital" shall mean shares of stated capital of digital world, and "digital world Rights" shall mean any options or warrants or other agreements or commitments to purchase digital world Capital or any securities convertible into or exchangeable for digital world Capital.

                 (e) The authorized stated capital of UpToDate Austria amounts to ATS 500,000 and is divided into two shares having nominal values of ATS 2,000 and ATS 498,000. All issued and outstanding UpToDate Austria Capital has been duly authorized and validly issued and is fully paid and nonassessable, and was not issued in violation of or subject to any preemptive right, or other rights to subscribe for or purchase UpToDate Austria Capital and is owned by the Company free and clear of any Liens. Other than the UpToDate Austria Capital owned by the Company, there are no other outstanding interests, existing or contingent, direct or indirect, in UpToDate Austria Capital. There are no UpToDate Austria Rights of any character, written or oral, to which UpToDate Austria, the Company or any shareholder of the Company is a party or by which any of them is bound obligating UpToDate Austria, the Company or any of its shareholders to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any UpToDate Austria Capital or obligating UpToDate Austria, the Company or any of its shareholders to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such UpToDate Austria Rights, including without limitation in favor of employees of UpToDate Austria. "UpToDate Austria Capital" shall mean shares of stated capital of UpToDate Austria, and "UpToDate Austria Rights" shall mean any options or warrants or other agreements or commitments to purchase UpToDate Austria Capital or any securities convertible into or exchangeable for UpToDate Austria Capital.

         II.3 Subsidiaries. Other than the Subsidiaries and the Excluded Subsidiaries, which are wholly owned by the Company, the Company does not have any subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. Other than the Subsidiaries and the Excluded Subsidiaries the Company has never had any subsidiaries or affiliated companies and has never otherwise owned shares in the capital of or any interest in or control, directly or indirectly of, any other corporation, partnership association, joint venture or other business entity. On the Closing Date, other than the Subsidiaries, the Company will not have any subsidiaries or affiliated companies and will not own any shares in the capital of or any interest in, or control directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         II.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on its part to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which the Company, or any Subsidiary is a party have been duly executed and delivered by the Company or the Subsidiary, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company or the Subsidiary, as the case may be, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including the Employment Agreements, the Intercompany Indemnity Agreement, the Intercompany Service Agreements, the Registration Rights Agreement and the Transfer Deed.

         II.5 No Conflict. Except as set forth in Schedule 2.5, the execution and delivery of this Agreement and any Related Agreements to which it is a party by the Company or the Company Shareholders, as the case may be do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the respective Charters the Company, or the Subsidiaries, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any Subsidiary is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a material adverse effect on the ability of the Company or any Subsidiary to consummate the transactions contemplated hereby and thereby.

         II.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other U.S. or German federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the

Company or any Subsidiary (so as not to trigger any Conflict), is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company or any Company Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby.

         II.7 Company Financial Statements. Schedule 2.7 sets forth the Company's consolidated audited balance sheet as of June 30, 1996 (the "Consolidated Balance Sheet") and the related audited consolidated statement of income for the twelve-month period ended December 31, 1995 and the six month period ended June 30, 1996 (the "Audited Financials") as well as the Company's consolidated unaudited balance sheet as of November 30, 1996 (the "Unaudited Balance Sheet") and the related statements of income and cash flow for the eleven-month period then ended (the "Unaudited Financials"). The Audited Financials as of June 30, 1996 and for the six months then ended and the Unaudited Balance Sheet and the Unaudited Financials are each exclusive of the Excluded Subsidiaries and certain assets and liabilities expected to be assigned by the Company in connection with the spin-off of the Excluded Subsidiaries in accordance with Section 5.14, but do not contain any adjustments which may be required to reflect tax liabilities resulting from such spin-off. The Audited Financials and the Unaudited Financials are correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, provided that the Unaudited Financials do not contain footnotes as required by GAAP. The Unaudited Financials present fairly the financial condition, operating results and cash flows of the Company and the Subsidiaries as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance. At the Closing, the Company's current assets on a consolidated basis including all subsidiaries will be equal to or greater than its total liabilities on a consolidated basis including all subsidiaries as determined in accordance with GAAP.

         II.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8, none of the Company or the Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which (i) has not been reflected in the Unaudited Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since November 30, 1996.

         II.9 No Changes. Except as set forth in Schedule 2.9, since June 30, 1996, there has not been, occurred or arisen any:

                 (a) transaction by the Company or any Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

                 (b) amendments or changes to the Charter of the Company or any Subsidiary;

                 (c) capital expenditure or commitment by the Company or any Subsidiary, either individually or in the aggregate, exceeding $30,000;

                 (d) destruction of, damage to or loss of any material assets of the Company or any Subsidiary (whether or not covered by insurance);

                 (e) notification by any customer of termination of its relationship with the Company (except for customers generating less than $15,000 in revenues during the 12 months ended June 30, 1996);

                 (f) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                 (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any Subsidiary;

                 (h) revaluation by the Company or any Subsidiary of any of its assets;

                 (i) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its Company Capital;

                 (j) increase in the salary or other compensation payable or to become payable by the Company or any Subsidiary to any of its Managing Directors, Advisory Board members, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any Subsidiary, of a bonus or other additional salary or compensation to any such person;

                 (k) any agreement, contract, lease or commitment (collectively a "Company Agreement") or any extension or modification the terms of any Company or Subsidiary Agreement which (i) involves the payment of greater than $25,000 per annum or which extends for more than one (1) year,
(ii) involves any payment or obligation to any affiliate of the Company other than in the ordinary course of business as conducted on that date and consistent with past practices, or (iii) involves the sale of any material assets;

                 (l) sale, lease, license or other disposition of any of the assets or properties of the Company or any Subsidiary, or any creation of any security interest in such assets or properties, other than the sale of the inventory of UpToDate to UTD Logistics, and except in the ordinary course of business as conducted on that date and consistent with past practices;

                 (m) amendment or termination of any material contract, agreement or license to which the Company or any Subsidiary is a party or by which it is bound;

                 (n) loan by the Company or any Subsidiary to any person or entity, incurring by the Company or any Subsidiary of any indebtedness, guaranteeing by the Company or any Subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

                 (o) waiver or release of any right or claim of the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary;

                 (p) the commencement or notice or threat of commencement of any lawsuit or proceeding against the Company or any Subsidiary or its affairs or any investigation of the Company or any Subsidiary of which the Company or such Subsidiary has received notice;

                 (q) notice of any claim of ownership by a third party of the Company's or any Subsidiary's Intellectual Property (as defined in Section
2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

                 (r) issuance or sale by the Company or any Subsidiary of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                 (s) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.13 below) to the Company or any Subsidiary;

                 (t) except for such events or conditions which would not constitute a violation of Section 4.1 were they to occur after the date of this Agreement, any event or condition of any character that has or may have a Material Adverse Effect on the Company or any Subsidiary; or

                 (u) agreement by the Company, the Subsidiaries or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         II.10   Tax Matters.

                 (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, social security, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                 (b)      Tax Returns and Audits.  Except as set forth in
Schedule 2.10 of this:

                                  (i)      Each of the Company and the
Subsidiaries as of the Closing Date will have prepared and timely filed or made a timely request for extension for all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or Subsidiaries, as the case may be, or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                                  (ii)     Each of the Company and the
Subsidiaries as of the Closing (A) will have paid or accrued all Taxes it is required to pay or accrue in accordance with the GAAP and (B) will have withheld and timely remitted with respect to its employees all income taxes and other Taxes required to be withheld and remitted.

                                  (iii)    Neither the Company nor any of the
Subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                                  (iv)     No audit or other examination of any
Return of the Company or any of the Subsidiaries, as the case may be, is presently in progress, nor has the Company or any of the Subsidiaries been notified of any request for such an audit or other examination.

                                  (v)      Neither the Company nor any of the
Subsidiaries has any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Consolidated Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                                  (vi)     Each of the Company and the
Subsidiaries has made available to Sub or its legal counsel, copies of all foreign, federal and state income and all state sales and use Tax Returns filed for all years as to which any applicable statute of limitations has not expired.

                                  (vii)    There are no Liens of any sort on
the assets of the Company or any of the Subsidiaries relating to or attributable to Taxes other than Liens for taxes not yet due and payable.

                                  (viii)   There is no basis for the assertion
of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on any material assets of the Company or any of the Subsidiaries.

                                  (ix)     As of the Closing, there will not be
any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of the Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of the Subsidiaries as an expense under applicable law.

                                  (x)      Other than the agreements listed in
Section 2.10(f) and 6.3(k) below, neither the Company nor any of the Subsidiaries is a party to a tax sharing, indemnification or allocation agreement nor does the Company or any of the Subsidiaries owe any amount under any such agreement.

                                  (xi)     The Company's tax basis in its
assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                                  (xii)    As of the Closing Date, the Company
shall have no liability or obligation under any of the agreements enumerated in the first sentence of Section 6.3(l), whether contingent or unconditional, accrued or non-accrued.

                 (c) German Imputation Tax Credit. Each of the Company Shareholders resides or is domiciled in the Federal Republic of Germany and is eligible for the imputation credit in respect of dividends distributed by the Company. None of the Company Shareholders has, within the past ten years, acquired any interest in the Company or any Subsidiary or Excluded Subsidiary, from any person who was not at the time of the acquisition eligible for the imputation credit for German corporate income tax purposes or who was so eligible but who acquired such an interest from a person not so eligible within such ten years' period, nor has any Company Shareholder or his predecessor within the last ten years become eligible for the imputation credit for German corporate income tax purposes as a result of such Company Shareholder's or one of his predecessors move to Germany or otherwise.

                 (d) Executive Compensation Tax. Neither the Company nor any of the Subsidiaries has, or will have as a result of the transactions contemplated by this Agreement, any liabilities for Taxes as a result of the amount of remuneration paid or to be paid to its respective executive employees.

                 (e) Transfer Tax. The Company has accurately reflected on the Audited Financial Statements or the Unaudited Financial Statements the total liability for any and all Taxes attributable to the spin-off of the Excluded Subsidiaries in accordance with Section 5.14.

                 (f)      Profit and Loss Sharing Agreements.    The Profit and
Loss Sharing Agreements (Beherrschungs- and Gewinnabfhhrungsvertr"ge) (i) dated August 30, 1993 between the Company and UpToDate, (ii) dated August 30, 1993 between the Company and PMA and (iii) dated October 15, 1992 between the Company and digital world have been validly entered into and are enforceable against each of the parties thereto, and have been and will continue to be effective for German corporate income tax purposes. The Profit and Loss-Sharing Agreements referenced in Section 6.3(k) have been validly entered into and are enforceable against each of the parties thereto, and have been and will continue to be effective for German corporate income tax purposes until their termination or assignment by the Company in connection with the spin-off of the Excluded Subsidiaries in accordance with Section 5.14. Following completion of the transactions contemplated by Section 5.14, neither Sub nor the Company will have any liability or obligation pursuant to any of the agreements referenced in Section 6.3(k).

         II.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Subsidiary is a party or otherwise binding upon the Company or such Subsidiary which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property (tangible or intangible) by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary. Neither the Company nor any Subsidiary has entered into any agreement under which the Company or such Subsidiary is restricted from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         II.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                 (a) Neither the Company nor any Subsidiary owns any real property, nor has it ever owned any real property. Schedule 2.12(a) sets forth a list of all real property currently leased by the Company and the Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                 (b) The Company and the Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their business, free and clear of any Liens, except (i) as reflected in the Company Financials or in Schedule 2.12(b), (ii) liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby and
(iii) liens securing obligations of less than $20,000 individually and $100,000 in the aggregate. Schedule 2.12(b) lists all leased properties and assets with a value in excess of $5,000 used or held for use by the Company or the Subsidiaries.

                 (c) Schedule 2.12(c) lists all material items of equipment (the "Equipment") owned or leased by the Company and the Subsidiaries and such Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. The Equipment retained by the Company and the Subsidiaries as of the Closing or made available to the Company by the Excluded subsidiaries or by Holding B (as hereinafter defined) at or below prevailing market rates will be adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted.

                 (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to customers of the Company's and the Subsidiaries' current and former customers (the "Customer Information"). Neither the Excluded Subsidiaries nor any third party possesses any claims or rights with respect to use of the Customer Information.

         II.13   Intellectual Property.

                 (a) For the purposes of this agreement, the following terms have the following definitions:

         "Intellectual Property" shall mean any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all documentation related to any of the foregoing.

         "Intellectual Property of Company" shall mean any Intellectual Property that: (i) is owned exclusively by or exclusively licensed to the Company or the Subsidiaries, or (ii) which is necessary to the operation of the Company or the Subsidiaries, including the design, manufacture and use of the products of the Company or the Subsidiaries as they currently are operated or is reasonably anticipated to be operated in the future, but shall specifically not include any rights in or to materials created for clients as "work-made-for-hire" or which are subject to an exclusive assignment or license in favor of clients of the Company or the Subsidiaries.

                 (b) Schedule 2.13 (b) lists all United States, German, European and/or foreign: (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Intellectual Property of Company that is the subject of an application, certificate or registration issued by any state, government or other public legal authority.

                 (c) The registrations of the Intellectual Property listed on Schedule 2.13(b) are valid and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities in the United States, Germany, the European Trademark Authority and/or other foreign authorities for the purposes of maintaining such Intellectual Property registrations.

                 (d)      The contracts, licenses and agreements listed on
Schedule 2.13(d) include all contracts, licenses and agreement, to which the Company or any Subsidiary is a party with respect to any Intellectual Property with a value or cost in excess of $10,000, other than "shrink wrap" and similar commercial end-user licenses.

                 (e)      The contracts, licenses and agreements listed on
Schedule 2.13(d) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed on Schedule 2.13(d). The Company and the Subsidiaries are in compliance with, and has not breached any material term of, the contracts, licenses and agreements listed on Schedule 2.13(d), and, to the knowledge of the Company and the Company Shareholders, all other parties to the contracts, licenses and agreements listed on Schedule 2.13(d) are, in compliance with, and have not breached any material term of, the contracts, licenses and agreements. Following the Closing Date, the Company and the Subsidiaries will continue to be able to exercise all of their respective rights under the contracts, licenses and agreements listed in Schedule 2.13(d) without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the Subsidiaries would otherwise be required to pay.
                 (f) Except as set forth in Schedule 2.13(f): neither the Company nor any Subsidiary has granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of Company.

                 (g) Except as set forth on Schedule 2.13(g), the Company and the Subsidiaries own and have good and exclusive title to each item of Intellectual Property listed on Schedule 2.13(b), free and clear of any lien or encumbrance.

                 (h) The operation of the business of the Company and the Subsidiaries as it currently is conducted or is reasonably contemplated to be conducted, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, does not infringe the Intellectual Property of any other person.

                 (i) Neither the Company nor the Subsidiaries has received notice from any person that the operation of the business of the Company or the Subsidiaries, including its design, development, manufacture and sale of its products (including with respect to products currently under development) and provision of services, infringes the Intellectual Property of any person.

                 (j) The Company and the Subsidiaries own or have the right to all Intellectual Property necessary to the conduct of their business as they currently are conducted or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture and sale of all products currently manufactured or sold by the Company or the Subsidiaries or under development by the Company or the Subsidiaries.

                 (k) Schedule 2.13(k) lists all contracts, licenses and agreements between the Company or any Subsidiary and any other person wherein or whereby the Company or any Subsidiary has agreed to, or assumed, any obligation or duty to indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement by the Company or any Subsidiary or such other Person of the Intellectual Property rights of any other person.

                 (l) Except as listed on Schedule 2.13(l), there are no contracts, licenses and agreements between the Company or the Subsidiaries and any other person with respect to Company Intellectual Property which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or the Subsidiaries thereunder.

                 (m) Except as listed on Schedule 2.13(m), to the knowledge of the Company and the Company Shareholders, no person is infringing or misappropriating any of the Company's Intellectual Property.

                 (n) Except as listed on Schedule 2.13(n), to the knowledge of the Company and the Company Shareholders, there are no claims asserted against the Company or any Subsidiary or against any customer of the Company or any Subsidiary, related to any product or service of the Company or any Subsidiary.

                 (o) No Company Intellectual Property right or product of the Company or any Subsidiary is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by the Company or any Subsidiary.

                 (p) The Company has, and enforces, a policy requiring each employee and contractor of the Company and the Subsidiaries to execute proprietary information and confidentiality agreements substantially in the Company's standard forms and all current and former employees and contractors of the Company and the Subsidiaries have executed such an agreement.

         II.14   Agreements, Contracts and Commitments.

                 (a) Except as set forth on Schedule 2.14(a), neither the Company nor any Subsidiary has, or is bound by:

                         (i)      any collective bargaining agreement,

                        (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

                       (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements (other than standard employment obligations imposed by the laws of Germany),

                        (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

                         (v)      any agreement or plan, including, without
limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                        (vi) any fidelity or surety bond or completion bond,

                       (vii) any lease of personal property having a value individually in excess of $10,000,

                      (viii) any agreement of indemnification or guaranty, other than as set forth in agreements listed on Schedule 2.14(b),

                        (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

                         (x)      any agreement, contract or commitment
relating to capital expenditures and involving future payments in excess of $10,000,

                        (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                       (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

                      (xiii) any purchase order or contract for the purchase of materials involving $100,000 or more (except for purchase orders or contracts entered into by UpToDate in the ordinary course of business),

                       (xiv)      any construction contracts,

                        (xv) any distribution, joint marketing or development agreement, or

                       (xvi) any other agreement, contract or commitment that involves $75,000 or more or is not cancelable without penalty within thirty (30) days.

                 (b) Neither the Company nor any Subsidiary has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a "Contract"), nor is any Company Shareholder aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.14(b), is not subject to any default thereunder of which any Company Shareholder is aware by any party obligated to the Company or any Subsidiary pursuant thereto. Each of the Company and the Subsidiaries has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Acquisition or to remain in effect without modification after the Closing.

         II.15 Interested Party Transactions. Except as listed in Schedule 2.15, no Managing Director, Procurist, Advisory Board member or shareholder of the Company or any Subsidiary (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

         II.16 Governmental Authorization. Schedule 2.16 accurately lists each consent, license, permit, grant or other authorization issued to the Company or any Subsidiary by a governmental entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and the Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

         II.17 Litigation. There is no action, suit or proceeding of any nature pending or to the Company Shareholders' knowledge threatened against the Company or any Subsidiary, its properties or any of its officers or directors, nor, to the knowledge of the Company Shareholders, is there any reasonable basis therefor. There is no investigation pending or, to the Company's Shareholders' knowledge, threatened against the Company, its properties or any of its officers or directors (nor, to the best knowledge of the Company Shareholders, is there any reasonable basis therefor) by or before any governmental entity. No governmental entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to manufacture, offer or sell any of its products or services in the present manner or style thereof.

         II.18   Accounts Receivable; Inventory.

                 (a) The Company has allowed Parent to review a list of all accounts receivable of the Company and the Subsidiaries reflected on the Consolidated Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice.

                 (b) All Accounts Receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

                 (c) All of the inventories of the Company and the Subsidiaries reflected on the Audited Financials and Unaudited Financials and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's or its Subsidiaries' regular inventory practices and are set forth on the Company's or its Subsidiaries' books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company or the Subsidiaries reflected on the Audited Financials and Unaudited Financials or on the Company's or the Subsidiaries' books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Audited Financials and Unaudited Financials conforms to U.S. GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

         II.19   Environmental Matters.

                 (a) Hazardous Material. The Company and the Subsidiaries have not: (i) operated any underground storage tanks at any property that the Company or any Subsidiary has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company or any Subsidiary or, to the Company Shareholders' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased.

                 (b) Hazardous Materials Activities. Neither the Company nor any Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has either the Company or any Subsidiary disposed of, transported, sold, or manufactured any product containing a

Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                 (c) Permits. The Company and the Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's or the Subsidiaries' Hazardous Material Activities and other businesses of the Company and the Subsidiaries as such activities and businesses are currently being conducted.

                 (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company Shareholders' knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or the Subsidiaries. The Company Shareholders are not aware of any fact or circumstance which could involve the Company or the Subsidiaries in any environmental litigation or impose upon the Company any environmental liability.

         II.20 Brokers' and Finders' Fees; Third Party Expenses. Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         II.21   Employee Benefit Plans and Compensation.

                 (a) For purposes of this Section 2.21, the following terms shall have the meanings set forth below:

                         (i)      "Employee Plan" shall refer to any plan,
program, policy, practice (including "Betriebliche gbung"), contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of the Subsidiaries for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any of the Subsidiaries has or may have any material liability, contingent or otherwise; and

                        (ii) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any of the Subsidiaries.

                       (iii) "Employee Agreement" shall refer to each employment, severance, consulting or similar agreement or contract between the Company and any Employee;

                 (b) Schedule 2.21(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                 (c) The Company will make available to Parent, at least thirty (30) days prior to the Closing, (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; and (iv) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

                 (d) (i) The Company and its Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, except to the extent the failure to so perform or maintain would not have a Material Adverse Effect; (ii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms (except for the Betriebsvereinbarung der PRISMA-Unternehmensgruppe) which may be incorporated in certain employment agreements), without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event).

                 (e) No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                 (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                 (g) The Company (i) is in compliance in all material respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                 (h) No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company and the Company Shareholders, threatened. The Company is not involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. The Company has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in a liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

         II.22 Insurance. Schedule 2.22 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Subsidiaries. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and the Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company Shareholders have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         II.23 Compliance with Laws. The Company and the Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

         II.24 Third Party Consents. Except as set forth on Schedule 2.24, no consent or approval is needed from any third party in order to effect the Acquisition or any of the transactions contemplated by this Agreement.

         II.25 Warranties; Indemnities. Schedule 2.25 sets forth a summary of all warranties and indemnities relating to products sold or services rendered by the Company or the Subsidiaries, and no warranty or indemnity has been given by the Company or any Subsidiary which differs therefrom in any respect. Schedule 2.25 also indicates all warranty and indemnity claims in excess of $10,000 made against the Company or any Subsidiary.

         II.26 Representations Complete. None of the guarantees made by the Company Shareholders nor any statement made in any Schedule or certificate furnished by the Company or the Company Shareholders pursuant to this Agreement, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE IIA

                               FURTHER GUARANTEES
                          OF THE COMPANY SHAREHOLDERS

         Each Company Shareholder further guarantees severally independently, unconditionally and irrespective of fault (Section 305 of the German Civil
Code) to Parent and Sub the following as of the date hereof (unless the particular guarantee refers to another date):

         (a) If Company Shareholder is not an individual, Company Shareholder is duly organized and validly existing under the laws of its jurisdiction of formation, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by Company Shareholder of this Agreement and any Related Agreements to which it is a party have been duly authorized by all necessary action of Company Shareholder. This Agreement and any Related Agreements to which it is a party have been duly and validly executed and delivered by, or on behalf of, Company Shareholder and, assuming the due authorization and execution by Sub, constitutes a valid and binding obligation of Company Shareholder, enforceable against Company Shareholder in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement nor the performance by Company Shareholder of its obligations hereunder will violate any provision of the charter documents of Company Shareholder, if applicable, violate, be in conflict with, or constitute a default under any material agreement or commitment to which Company Shareholder is a party, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Entity applicable to Company Shareholder that would preclude such Company Shareholder from entering into this Agreement or consummating the transactions contemplated hereby.

         (c) No consent, waiver, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any third party is required to be made or obtained by Company Shareholder in connection with the execution and delivery by Company Shareholder of this Agreement or the Shareholder Agreement or the performance by Company Shareholder of its obligations hereunder or thereunder or the consummation by Company Shareholder of the transactions contemplated herein, except such as would not preclude the Company Shareholder from entering into this Agreement or consummating the transactions contemplated hereby.

         (d) Company Shareholder is the sole record and beneficial owner of Company Capital of the amount set forth next to its name on Schedule 1.1, and such Company Capital is to be sold pursuant to this Agreement. Such Company Capital is not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind, and Company Shareholder has not granted any rights to purchase such shares to any other person or entity. Company Shareholder has the sole right to transfer such shares to Sub. Such shares constitute all of the Company Capital owned, beneficially or of record, by Company Shareholder, and Company Shareholder has no other Company Rights. Upon the Closing, Sub will receive good title to such Company Capital, subject to no claim, lien, pledge, charge, security interest or other encumbrance retained, granted or permitted by Company Shareholder or the Company. Company Shareholder has not engaged in any sale or other transfer of any shares of stated capital of the Company in contemplation of the Acquisition.

         (e) Company Shareholder has received and read information concerning the Company and Parent, including without limitation the SEC Documents and Parent Financial Statements, and has had an opportunity to ask questions and receive answers from representatives of Parent and the Company concerning the terms of the Acquisition, the Company and Parent.

         (f) Company Shareholder has had an opportunity to review with its own tax advisors the tax consequences to Company Shareholder of the Acquisition and the transactions contemplated by this Agreement. Company Shareholder understands that it must rely solely on its advisors and not on any statements or representations by Sub, the Company or any of their agents. Company Shareholder understands that it (and not Sub or the Company) shall be responsible for its own tax liability that may arise as a result of the Acquisition or the transactions contemplated by this Agreement.

         (g) Company Shareholder will have sufficient assets, after sale of the shares of Company Capital owned by it as contemplated hereby, to satisfy all of such Company Shareholder's obligations to its creditors, as the same become due and payable. The shares of Company Capital held by the Company Shareholder do not constitute all or substantially all assets held by the Company Shareholder according to Section 419 of the German Civil Code. If Company Shareholder is an individual, he is not married, or if he is married, he has caused, or will prior to the Closing cause, his spouse to consent in writing to this Agreement and the transactions contemplated thereby, and a copy of such written consent has or will be supplied to Sub.

         (h) Absence of Claims by Company Shareholders. Except as set forth in Schedule 2.1 or 2.27, none of the Company Shareholders has any claim against the Company or any of the Subsidiaries whether present or future, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

         (i) No Sale to U.S. Persons. Company Shareholder will not sell, transfer or otherwise dispose of shares of Parent Common Stock received pursuant to the Acquisition to a U.S. Person as that term is defined in Rule 901 of Regulation S of the U.S. Securities Act (a "U.S. Person") for a period of forty (40) days after the issuance of such shares (or such longer holding periods as may be required by any amendment to Regulation S or any other applicable law or regulation), or otherwise sell, transfer or otherwise dispose of such shares to a U.S. Person unless Company Shareholder has complied with
Section 7.3 hereof.

         (j) Not a U.S. Person. Neither Company Shareholder nor any person for the account of whom Company Shareholder is acting is a "U.S. Person" as that term is defined in Rule 901 of Regulation S of the U.S. Securities Act, including but not limited to: (i) a natural person resident in the United States (which term includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia; (ii) a partnership or corporation organized or incorporated under the laws of the United States; (iii) the estate of which any executor or administrator is a U.S. Person; or (iv) any trust of which any trustee is a U.S. Person.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SUB

         Sub guarantees independently, unconditionally and irrespective of fault (Section 305 of German Civil Code) to the Company Shareholders that as of the date hereof:

         III.1 Organization, Standing and Power. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Sub is a limited liability company duly organized and validly existing under the laws of Germany. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

         III.2 Authority. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         III.3   Capital Structure.

                 (a) The authorized stock of Parent consists of 30,000,000 shares of Common Stock, $.001 par value, of which 13,160,614 shares were issued and outstanding as of November 19, 1996, and 5,000,000 shares of undesignated Preferred Stock, $.001 par value. No shares of Preferred Stock are issued or outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Parent has also reserved (i) 2,600,000 shares of Common Stock for issuance to employees and consultants pursuant to the Parent's 1995 Stock Plan, (ii) 100,000 shares of Common Stock for issuance to directors under its 1995 Directors Option Plan,
(iii) 300,000 shares of Common Stock for issuance under the Parent's 1995 Employee Stock Purchase Plan and (iv) 750,000 shares of Common Stock for issuance under Parent's 1995 Series B Stock Plan. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                 (b) The shares of Parent Common Stock to be issued pursuant to the Acquisition will be duly authorized, validly issued, fully paid and non-assessable.

         III.4 SEC Documents; Parent Financial Statements. Parent has furnished the Shareholder Representative with a true and complete copy of all of its filings with the Securities and Exchange Commission (the "SEC") of (i) its final prospectus dated June 21, 1996 in connection with its secondary public offering, (ii) its report on Form 10-K for the fiscal year ended November 30, 1995, (iii) its Annual Report to its shareholders covering the fiscal year ended November 30, 1995, (iv) its Proxy Statement to its shareholders dated April 22, 1996 and (v) its reports on Form 10-Q for the periods ended February 29, May 31, and August 31, 1996 (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

         III.5 Brokers' and Finders' Fees. Neither the Parent nor Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.


                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

         IV.1 Conduct of Business of the Company and the Subsidiaries. Except as provided in Schedule 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the "Effective Date"), and except to the extent that Sub shall otherwise consent in writing, the Company agrees that it will carry on its and the Subsidiaries' businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, will pay its debts and Taxes when due, will pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's and the Subsidiaries' present business organization, keep available the services of its and the Subsidiaries' present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's and the Subsidiaries' goodwill and ongoing businesses at the Closing. The Company Shareholders independently agree to refrain from taking any action that may cause the Company or any Subsidiary to violate the foregoing, and to take all commercially reasonable actions necessary to ensure that the foregoing obligation is satisfied. The Shareholder Representative shall promptly notify Sub of any event or occurrence or emergency not in the ordinary course of business of the Company or any Subsidiary, and any material event involving the Company or any Subsidiary. The Company further agrees that, and the Company Shareholders independently agree to refrain from taking any contrary action and to take all commercially reasonable actions necessary to ensure that, except as expressly contemplated by this Agreement, or as necessary in connection with the spin-off of the Excluded Subsidiaries (in accordance with Section 5.14), neither, the Company nor any Subsidiary will, without the prior written consent of Sub:

                 (a) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.9 hereof;

                 (b) Transfer to any person or entity any rights with respect to the Intellectual Property of the Company;

                 (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

                 (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Schedules;

                 (e)      Commence any litigation;

                 (f) Subject to the provisions of this Section 4.1, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its stated capital, or split, combine or reclassify any of its stated capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor); provided that the Company and the Subsidiaries may declare, set aside or pay dividends or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (and sell its ownership interest in Systrade) as long as at the Closing Date, the Company's current assets are equal to or greater than its total liabilities as determined in accordance with GAAP on a consolidated basis;

                 (g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                 (h) Cause or permit any amendments to its or the Subsidiaries' Charters except for any amendments necessary to comply with
Section 6.3(k) of this Agreement and to change the name of the Company;

                 (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or any Subsidiary;

                 (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices, except that the Company may sell its ownership interest in Systrade;

                 (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                 (l) Grant any severance or termination pay (i) to any Managing Director, Procurist, or Advisory Board member or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                 (m) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

                 (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                 (o) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or incurred in a transaction permitted under this Section 4.1 or in the ordinary course of business;

                 (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                 (q) Enter into any strategic alliance or joint marketing arrangement or agreement; or

                 (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         Notwithstanding any provision of this Section 4.1 to the contrary, the Company may spin off the Excluded Subsidiaries as contemplated by Section 5.14.

         IV.2 No Solicitation. Until the earlier of the Closing, and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither the Company nor any of the Subsidiaries or the Company Shareholders will (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of the Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to it to any person, other than Parent, relating to the possible acquisition of the Company or any of the Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company or any of the Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or
(d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of the Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company or any Company Shareholder receives prior to the Closing or the termination of this Agreement any offer or proposal relating to any of the above, the Company or the Company Shareholder, as applicable, shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         V.1 Registration Statement. On the Closing Date and each date an Earnout Payment is made, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be registered on a registration statement (the "Registration Statement") under the 1933 Act to provide for resale of such shares by the Company Shareholders. The rights and obligations of the Company Shareholders and Parent in respect of the Registration Statement shall be as set forth in the

Registration Rights Agreement as attached hereto as Exhibit E. Notwithstanding the foregoing, Parent shall not be required to register any shares of Parent Common Stock to the extent that Sub supplies the Shareholder Representative with a legal opinion letter from Parent's counsel stating that in the opinion of such counsel, such shares may be resold without registration subject only to the volume, manner of sale and public information requirements of Rule 144(c),
(e), (f) and (g).

         V.2     Covenant Not to Compete or Solicit.

                 (a) Until the end of the Non-compete Period (as defined below), each Company Shareholder shall not other than on behalf of Parent or the Company directly or indirectly, without the prior written consent of Parent, (i) engage anywhere in the world in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for ownership of one percent (1%) or less of any publicly-held entity), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a "competing business purpose," which shall mean the design, development, marketing, sale or support of marketing and communications services and Web site creation, development and implementation (provided that nothing herein shall prevent the Excluded Subsidiaries from maintaining the businesses set forth in Schedule 5.2 as existing on the date of this Agreement); or (ii) approach, contact, solicit or interfere with the business of Parent, the Company or the Subsidiaries or Parent's, the Company's or the Subsidiaries' customers in connection with a competing business purpose. "Non- compete Period" shall mean (A) for any Company Shareholder that is an employee of the Company or any of the Subsidiaries immediately after the Closing Date, (i) two years after termination of such Company Shareholder's employment with the Parent, the Company and the Subsidiaries if (x) such Company Shareholder's employment is terminated for Cause (as defined below) or (y) such Company Shareholder voluntarily terminates his employment with the Parent, the Company or any of the Subsidiaries or (ii) one year after such Company Shareholder's employment with Parent, the Company and any of the Subsidiaries is terminated by the Company, Parent or any Subsidiary for any other reason, provided that the value of the Earnout Payments received by such Company Shareholder during such period, together with any other payments received from the Company, Sub or Parent, equal at least 50% of such Company's Shareholder's annual base salary prior to termination and (B) for all other Company Shareholders, the period commencing on the Closing Date and ending two years after the Closing Date.
For purposes of this Section 5.2, "Cause" shall mean facts or circumstances under which the employer considering the interests of both the employer and the employee cannot reasonably be expected to continue the employment until the ordinary termination date of the agreement.

                 (b) During the Non-compete Period, no Company Shareholder shall, directly or indirectly, without the prior written consent of Parent, solicit, encourage, hire or take any other action which is intended to induce any employee of Parent, the Company or any Subsidiary thereof to terminate his or her employment with Parent, the Company or any Subsidiary thereof, as the case may be.

                 (c) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Parent, Sub, the Company or any Subsidiary thereof, as the case may be and governed by the laws of the respective county, city or state. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 5.2 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

                 (d) Each Company Shareholder employed by the Company or the Subsidiaries acknowledges that his or her services are needed by virtue of the Acquisition, and that such Company Shareholder's covenant not to compete or solicit contained in this Section 5.2 is given in conjunction with such Acquisition.

                 (e) Equitable Remedy. Each Company Shareholder agrees that it would be impossible or inadequate to measure and calculate Parent's or the Company's damages from any breach of the covenants set forth in this
Section 5.2. Accordingly, each Company Shareholder agrees that if it breaches any provision of this Section 5.2, Parent or the Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Each Company Shareholder further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Each Company Shareholder hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.

         V.3 Access to Information. The Company shall afford Sub and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (a) all of the Company's and the Subsidiaries properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and the Subsidiaries as Sub may reasonably request. The Company agrees to provide to Sub and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent shall provide the Company and the Shareholder Representative with copies of such publicly available information about Parent as the Company may request and shall provide the Company with reasonable access to its executive officers in this regard. No information or knowledge obtained in any investigation conducted prior to the Closing shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

         V.4 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to
Section 5.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law,
(c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

         V.5 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company and the Company Shareholders in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Company Shareholders and all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by Parent or Sub in connection with the negotiation and effection of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligations of Parent and Sub; provided, however, that all fees and expenses incurred in connection with the spin-off of the Excluded Subsidiaries in accordance with Section 5.14 hereof shall be borne by the Company Shareholders or Holding B or, if borne by the Company, will be reflected as fully accrued in the Closing Balance Sheet delivered pursuant to Section 6.3(k), and provided further that all notarization fees and notarization expenses relating to this Agreement and the transfer of the Company Capital to Sub shall be borne in equal amounts by Sub and the Company Shareholders.

         V.6 Public Disclosure. Unless otherwise required by law, prior to the Closing, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Sub and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws.

         V.7 Consents. The Company Shareholders shall use their best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Acquisition (all of such consents, waivers and approvals are set forth in the Schedules) so as to preserve all rights of, and benefits to, the Company and the Subsidiaries thereunder.

         V.8 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         V.9 Notification of Certain Matters. The Company Shareholders shall give prompt notice to Sub, and Sub shall give prompt notice to the Shareholder Representative, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any guarantee of the Company Shareholders, and Sub and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of the Company Shareholders or Sub and Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         V.10 Stock Certificates. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Company Shareholders pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the Section 7.3.

         V.11    Tax Returns.   After the Closing, Sub and the Company will
make available to each other and the Company Shareholders, as reasonably requested, all information, records or documents relating to the liability for Taxes of the Company for all periods ending on or prior to the Closing and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

         V.12 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         V.13 NMS Listing. Parent shall authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Acquisition, upon official notice of issuance.

         V.14 Spin-off of Excluded Subsidiaries. Prior to the Closing Date, the Company Shareholders shall take all steps necessary to spin off the Excluded Subsidiaries and transfer certain assets and liabilities of the Company and reduce its stated capital by no more than DM 2,500,000, including registering such spin-off transactions and stated capital reduction in the Commercial Register Court, in a manner which, to the reasonable satisfaction of Sub, ensures that neither Parent, Sub nor the Company is subject to any obligations or liabilities of the Excluded Subsidiaries, including without limitation any transfer taxes, capital gains taxes, personal obligations, divestiture expenses or creditors' claims and agree to hold Parent, Sub and the Company harmless from and against all such obligations or liabilities of the Excluded Subsidiaries.

         V.15 Purchase Accounting. No Company Shareholder shall take any action or omit to take any action which, either individually or in conjunction with actions taken by other Company Shareholders, would cause the Company to record any portion of the Acquisition Price as compensation expense in accordance with GAAP.

         V.16 Office Lease. Following completion of the spin-off contemplated by Section 5.14 above, the Company and Holding B, in consultation with Sub, shall exert their best efforts to obtain the consent of the owner of the Company's main office facilities in Hamburg to partitioning the lease agreement governing such facility, such that each of the Company and Holding B would lease the space it and its subsidiaries occupy directly from the owner of such property, provided that such result may be effected without materially adversely altering present lease terms.

         V.17 Use of Name. Following completion of the spin-off contemplated by Section 5.14 above, the Company Shareholders, Holding B and the Excluded Subsidiaries will not take any action which would prevent the Company or the Subsidiaries from conducting business under the "Prisma" name.


                                   ARTICLE VI

                         CONDITIONS TO THE ACQUISITION

         VI.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                 (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

                 (b) Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Parent, Sub, the Company or the Subsidiaries, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

         VI.2 Additional Conditions to Obligations of Company Shareholders. The obligations of the Company Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholder Representative on behalf of all Company Shareholders:

                 (a) Guarantees and Covenants. The guarantees of Sub in this Agreement shall be true and correct in all material respects on and as of the Closing as though such guarantees were made on and as of such time and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing. To the extent that, prior to the Closing, Parent or Sub delivers to the Company or the Shareholder Representative in accordance with Section 9.1 hereof a written statement advising the Company or the Shareholder Representative that an event has occurred (specifying in reasonable detail such event) subsequent to the date of execution of this Agreement that would render any guarantee made by Sub in this Agreement untrue if such representation or guarantee were made as of the Closing, the Company and the Company Shareholders shall have no remedy against Parent or Sub in respect of such untrue guarantee but shall only have the right not to close the transactions contemplated by this Agreement for failure to satisfy the condition set forth in this Section 6.2(a).

                 (b) Certificate of the Parent. Company shall have been provided with a certificate executed on behalf of Sub by its Managing Directors representing and guaranteeing that, as of the Closing;

                         (i)      all guarantees made by the Sub in this
Agreement are true and correct; and

                        (ii) all covenants and obligations of this Agreement to be performed by Sub or Parent on or before such date have been so performed in all material respects.

                 (c) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the business, assets (including intangible assets), financial condition or results of operations of the Parent and its subsidiaries, taken as a whole.

                 (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, or prospects of the Parent and its subsidiaries, taken as a whole.

                 (e) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Parent and Sub, substantially in the form of Exhibit B-1 hereto.

         VI.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Sub:

                 (a) Guarantees and Covenants. The guarantees of the Company Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing as though such guarantees were made on and as of such time (provided that a guarantee may be incorrect to the extent that it has become incorrect as a result of an action permitted under
Section 4.1 above) and the Company and the Company Shareholders shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing. To the extent that, prior to the Closing, the Company or the Shareholder Representative delivers to Sub in accordance with Section 9.1 hereof a written statement advising Sub that an event has occurred (specifying in reasonable detail such event) subsequent to the date of execution of this Agreement that would render any guarantee made by the Company Shareholders in this Agreement untrue if such guarantee were made as of the Closing, Parent or Sub shall have no remedy against the Company Shareholders in respect of such untrue representation or guarantee but shall only have the right not to close the transactions contemplated by this Agreement for failure to satisfy the condition set forth in this Section 6.3(a).

                 (b) Certificate of the Company Shareholders. Sub shall have been provided with a certificate executed by the Company Shareholders representing and guaranteeing that, as of the Closing

                         (i)      all guarantees made by the Company
Shareholders in this Agreement are true and correct; and

                        (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

                 (c) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect.

                 (d) Third Party Consents. Any and all consents, waivers, and approvals listed pursuant to the Schedules shall have been obtained. In particular and without limitation, any liability of the Company, Sub or Parent with respect to any obligation or liability of any Excluded Subsidiary with a value in excess of $25,000 shall have been waived.

                 (e) Legal Opinion. Parent shall have received a legal opinion from Bruckhaus, Westrick & Stegemann, legal counsel to the Company, substantially in the form of Exhibit B - 3 hereto.

                 (f) Employment Agreements. Each person who will be a managing director of the Company immediately following the Closing shall have executed and delivered to the Company an employment agreement in a form reasonably acceptable to Sub and such person.

                 (g) Spinoffs of Excluded Subsidiaries. The Company's interest in Systrade shall have been sold to a third party and each of the Excluded Subsidiaries shall have been spun off to a holding company formed by the Company Shareholders ("Holding B") in a manner which, to the reasonable satisfaction of Sub, does not result in any obligation of or claim against the Company or the Subsidiaries with respect to any preexisting obligation or liability of the Excluded Subsidiary or with respect to any obligation or liability arising out of such spin off. Michael Poliza shall have delivered to the Company a written election to remain employed by the Company and waiver of any severance or other obligations resulting from the spin offs of the Excluded Subsidiaries. As of the Closing, the Company and the Subsidiaries shall have unencumbered control of all accounting systems and records relating to their respective businesses.

                 (h) Closing Balance Sheet. Parent shall have received from the Company Shareholders at least one day prior to the Closing Date a balance sheet of the Company, certified as to accuracy and correctness by the Company Shareholders. Such balance sheet shall certify that on the Closing Date the consolidated current assets of the Company are equal to or greater than the consolidated total liabilities (as determined in accordance with GAAP).

                 (i) Intercompany Agreements. Each of the Excluded Subsidiaries shall have entered into an Intercompany Indemnity Agreement with the Company, the Company Shareholders, the Subsidiaries and Holding B in substantially the form attached hereto as Exhibit G. Aspri shall have entered into an Intercompany Service Agreement with the Company and the Subsidiaries and

UTD Logistics shall have entered into a Purchase and Service Agreement with UpToDate in substantially the form(s) attached hereto as Exhibits F-1 and F-2.

                 (j)      Additional Agreements with Company Shareholders.
Each of the Company Shareholders shall have executed and delivered to Parent an Arbitration Agreement in the form attached hereto as Exhibit H and the Registration Rights Agreement in the form attached hereto as Exhibit E.

                 (k) Termination of Profit and Loss Sharing Agreements. The Profit and Loss Sharing Agreements (Beherrschungs-und Gewinnabfhhrungsvertrage) (i) dated August 30, 1993 between the Company and Prisma Express, and (ii) dated October 15, 1992 between the Company and Aspri were validly terminated by mutual consent no later than December 31, 1996 or validly and enforceably transferred to Holding B.

                 (l) Resignation of Advisory Board and Managing Directors. Each member of the Advisory Board of the Company shall have irrevocably resigned from the Advisory Board, and Michael RenJ Schopf shall have irrevocably resigned as managing director of the Company.

                 (m) No Material Adverse Changes. Except for changes in accordance with Section 4.1 hereof, there shall not have occurred after the date hereof any event that (i) has reduced or may reasonably be expected to reduce the net asset value of the Company on a consolidated basis (excluding the Excluded Subsidiaries) by more than 20% of such net asset value as of November 30, 1996 or reduce the Company's Pretax Income in any one calendar year by more than 20%, or (ii) as a result of which Parent and Sub cannot be reasonably expected to consummate and effect this Agreement and the transactions contemplated hereby, and (iii) which has not been remedied by the Company or the Company Shareholders within one month after the respective Shareholder Representative has been notified of the occurrence of such event.

                 (n) Delivery of Financial Statements. The Company shall have delivered to Sub an audited consolidated balance sheet (exclusive of the Excluded Subsidiaries) as of December 31, 1996 and the related audited consolidated statement of income for the twelve-month period then ended.

                 (o) Conditions Following Closing. Without prejudice to Parent's or Sub's rights pursuant to Section 7 hereof, any right of Parent or Sub to rescind the Acquisition based upon failure to satisfy a condition in
Section 6.1 or 6.3 above shall be waived upon the Closing, except in the case of fraud or intentional misrepresentation.

                                  ARTICLE VII

                                OTHER AGREEMENTS

         VII.1 Several Liability; Statute of Limitations. All of the Company Shareholders' guarantees in this Agreement shall be several. The statute of limitations for all guarantee claims by Parent, Sub or the Company under this Agreement shall expire as of the close of business on October 15, 1998, except that (i) so far as breach of the guarantees regarding taxes and social security dues are concerned, the statute of limitations shall run until the expiration of six months after final and unappealable assessments on the basis of field audits covering fiscal years of the Company up to and including the Closing have been served upon the Company or the Subsidiaries, as the case may be, and
(ii) the statute of limitations for all guarantee claims under Section IIA(d) shall expire as of the close of business on April 15, 2000. The running of the statute of limitations will be interrupted if an Officer's Certificate is delivered to the Shareholders Representative in accordance with paragraph (d) of this Section 7.

         VII.2   Indemnity and Setoff for Damages

                 (a) Indemnification. Each Company Shareholder severally agrees to indemnify and hold Sub (and Parent and Parent's officers, directors, shareholders and affiliates, for purposes of Losses incurred in the United States) harmless against all damages, claims, losses, liabilities, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses"), incurred by Sub (and Parent and Parent's officers, directors, or affiliates for purposes of Losses incurred in the United States) directly or indirectly as a result of (i) any inaccuracy or breach of a guarantee of the Company Shareholders contained in Article II herein or inaccuracy or breach of any representation or guarantee of such Company Shareholder contained in
Article IIA herein, (ii) any failure by the Company or the Company Shareholder to perform or comply with any covenant contained herein, or (iii) the actual or potential litigation or claims described in Schedule 2.17 hereto. As partial security for the indemnity provided in this Section 7.2, Sub and/or Parent shall have the right to set off amounts from the Earnout Payments in the manner provided in Section 7.2(e). In addition to setting off amounts from the Guaranteed Payments, Sub and/or Parent may, at its discretion, seek indemnification for Losses directly from the Company Shareholders in the manner and to the extent provided in Section 7.2(a), (e) and (f) and subject to (i). Each Company Shareholder's indemnity obligation with respect to any Loss resulting from an inaccuracy or breach of a guarantee contained in Article II herein shall be limited to such Company Shareholders Pro Rata Portion of such Loss. Nothing herein shall limit the liability of Sub, Parent, the Company or the Company Shareholders for any breach of any guarantee or covenant if the Acquisition does not close.

                 (b)      Limitation on Indemnification.  Notwithstanding
Section 7.2(a), there shall be no right to indemnification pursuant to this
Article VII:

                          (i)     Unless and until Officer's Certificates
(defined below) identifying Losses, the aggregate of which exceeds $100,000, have been delivered to the Company and the Company Shareholders.

                          (ii)    With respect to any Loss for which Parent and
Sub have previously been indemnified pursuant to this Article VII.

                          (iii)   With respect to any Loss which is fully
reserved against in the Audited Financials or Unaudited Financials and the Closing Balance Sheet.

                          (iv)    With respect to any Loss resulting from a
breach of a representation or guarantee contained in Section II hereof, to the extent that such Loss is accrued in the 1998 Fiscal Year and results in a reduction in the Pretax Income for the 1998 Fiscal Year in accordance with GAAP, in the event that the Pretax Income of the Company for the 1997 Fiscal Year, as determined pursuant to Section 1.8 hereof, exceeded the minimum level necessary for payment of any First Adjusted Payment. For example, assuming the minimum Adjusted Payment Pretax Income levels are exceeded: (A) Parent and Sub shall not be entitled to indemnification with respect to an undisclosed warranty claim against the Company which results in a one-time charge against earnings during the 1998 Fiscal Year in accordance with GAAP; (B) Parent and Sub shall be entitled to indemnification with respect Losses resulting from Company Rights not disclosed pursuant to Section 2.2(a), as such Losses would not result in a reduction in the Pretax Income of the Company.

                 (c) Reimbursement of Indemnity Payments or Setoff. In the event that (i) during the 1997 Fiscal Year, Parent or Sub receives indemnification payments or elects a set off of Earnout Payments pursuant to
Section 7.2(a) or Section 7.2(e) with respect to a Loss resulting from a breach of a representation or guarantee contained in Section II hereof, which Loss is accrued in the 1997 Fiscal Year and results in a reduction in Pretax Income of the Company for the 1997 Fiscal Year; and (ii) Pretax Income of the Company for the 1997 Fiscal Year is subsequently determined, pursuant to Section 1.8 hereof, to exceed the minimum level necessary for payment of any First Adjusted Payment; the First Earnout Payment or the First Adjusted Earnout Payment, as applicable, shall be increased by the amount of such indemnification payments or set off.

                 (d)      Delivery of Officer's Certificate.

                         (i)      In the event Sub (or Parent or Parent's
officer, director, shareholders and affiliates, for purposes of Losses occurred in the United States) shall have incurred any Losses for which indemnification pursuant to this Article VII is sought, Sub shall deliver to the Shareholder Representative a certificate signed by any officer of Sub (an "Officer's Certificate"): (A) stating that Sub has directly or indirectly paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses,
(B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, guarantee or covenant to which such item is related and (C) indicating whether Sub is seeking to set off such

Losses against Earnout Payments or is seeking indemnification directly from the Company Shareholders, or both.

                        (ii) The Company Shareholders appoint Michael Poliza to act as Shareholder Representative until his successor is appointed before, on or after the Closing by Company Shareholders holding a majority of the Company Capital prior to the Closing. Any payment, request or notification addressed to the Shareholder Representative shall upon receipt by the Shareholder Representative constitute a valid payment, request or notification to all Company Shareholders. The appointment of a successor Shareholder Representative shall take effect only upon receipt of notice thereof by Sub.

                 (e) Set Off From Earnout Payments. In the event that Sub and/or Parent has elected a set off of Earnout Payments, upon delivery of such Officer's Certificate to the Shareholder Representative, the next Earnout Payment otherwise payable after the date of the Officer's Certificate pursuant to Section 1.7 or Section 1.8 hereof shall be reduced by the amount of the Losses incurred by Sub and/or Parent. The Earnout Payment otherwise payable to any Company Shareholder shall be reduced only to the extent such Company Shareholder is liable pursuant to Section 7.2(a) above. To the extent that the value of the next Earnout Payment is less than the amount of the unreimbursed Losses incurred, the next subsequent Earnout Payment shall be appropriately reduced. Any reduction in the value of any Earnout Payment shall reduce the cash and stock components of such Earnout Payment in equal measures.

                         (i)      For the purposes of determining the number of
shares of Parent Common Stock by which Earnout Payments are to be reduced pursuant to Section 7.2(e) hereof, the shares of Parent Common Stock shall be valued at the Trading Price on the date at which the shares would otherwise be delivered.

                 (f) Actions Against Company Shareholders. In the event that Sub and/or Parent has elected to pursue indemnity directly from the Company Shareholders, the Company Shareholders shall promptly, and in no event later than 30 days after delivery of the Officer's Certificate, wire transfer to Sub and/or Parent the amount of such Loss, unless the Company Shareholders contest such claim by following the procedures set forth in Section 7.2(g).

                 (g)      Resolution of Conflicts; Mandatory Arbitration.

                         (i)      In case either the Shareholder Representative
shall object in writing to any claim or claims made in any Officer's Certificate within thirty (30) days after delivery of such Certificate, the Shareholder Representative and Sub and/or Parent and/or their representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Company Shareholders and Sub and/or Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                        (ii) If no such agreement can be reached after good faith negotiation, the matter shall be submitted to arbitration pursuant to the Arbitration Agreement in the form attached hereto as Exhibit H and to be executed and delivered in accordance with Section 6.3(j) hereof.

                 (h) Third-Party Claims. In the event Sub becomes aware of a third-party claim which Parent and/or Sub believes may result in Losses, Sub shall notify the Shareholder Representative of such claim, and the Company Shareholders shall be entitled, at their expense, to participate in the defense of such claim. Sub shall employ reasonable efforts to inform the Shareholder Representative of material developments relating to such claim. Sub shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Company Shareholders, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim for indemnification pursuant to Sections 7.1 and 7.2. In the event that the Company Shareholders have consented to any such settlement, the Company Shareholders shall have no power or authority to object under any provision of Sections 7.1 and 7.2 to the amount of any reduction by Sub of the Guaranteed Payments in accordance with such settlement.

                 (i) Maximum Payments. Except in the event of any breaches of the representations and guarantees of the Company Shareholders contained in this Agreement as a result of intentionally false statements, fraud or willful deceit, the maximum amount of indemnification that Parent and Sub collectively may obtain from any Company Shareholder for any Losses related to breaches or inaccuracies of representations and guarantees contained in this Agreement shall be the aggregate value of such Company Shareholder's Pro Rata Portion of the Acquisition Price, to the extent such has been paid out to the Company Shareholder, net of any indemnification payments made by such Company Shareholder pursuant to the Intercompany Indemnity Agreement attached as Exhibit G.

         VII.3   Compliance with Securities Laws.

                 (a) The Company Shareholders have been advised that (i) the shares of Parent Common Stock issued to the Company Shareholders pursuant to the Acquisition will be issued as securities exempt from the registration requirements of the U.S. Securities Act by virtue of Regulation S thereunder, and may be offered or sold on the Nasdaq National Market without restriction under the U.S. Securities Act beginning forty-one (41) days after the issuance of such shares (or such longer period as may be required by any amendment to Regulation S or any other applicable law or regulation); and (ii) each Company
Shareholders may be deemed to be an affiliate of the Company.   The Company
Shareholders accordingly agree not to sell, transfer or otherwise dispose of any shares of Parent Common Stock issued to the Company Shareholders pursuant to the Acquisition unless such sale, transfer or other disposition is made on the Nasdaq National Market (w) in conformity with the requirements of Regulation S promulgated under the U.S. Securities Act, or

(x) pursuant to a resale registration statement on Form S-1 or Form S-3 filed by Parent with the Securities and Exchange Commission ("SEC") which is then in effect; or (y) upon delivery to Parent of a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act, or (z) an authorized representative of the SEC shall have rendered written advice to the Company Shareholder wishing to effect such sale, transfer or other disposition (sought by such Company Shareholder or counsel to such Company Shareholder, with a copy thereof and of all other related communications delivered to Parent) to the effect that the SEC would take no action or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition, if consummated.

                 (b) Parent will give stop transfer instructions to its transfer agent with respect to any shares of its Common Stock received by the Company Shareholder pursuant to the Acquisition and there will be placed on each certificate representing such shares of Parent's Common Stock, or, any substitutions therefor, legends stating in substance:

                 "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred, directly or indirectly, in the United States, its territories, possessions, or areas subject to its jurisdiction, or to or for the account or benefit of a "U.S. Person" as that term is defined in Rule 901 of Regulation S of the Securities Act of 1933, as amended, at any time prior to forty (40) days after the issuance of this certificate."

                 "The securities represented by the certificate are subject to certain restrictions on transfer contained in a Share Acquisition Agreement dated January 8, 1997 pursuant to which such securities were originally issued by CKS Group, Inc. a copy of such agreement may be obtained from the secretary of CKS Group, Inc. at its principal office."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent agrees to so instruct its transfer agent at the expiration of a minimum period of forty (40) days after the issuance of such certificate, if the Company Shareholder requesting such removal delivers to Parent satisfactory written evidence that the shares held by Shareholder have not been sold or otherwise transferred to a "U.S. Person" during such 40-day (or longer) period, or at the request of a Company Shareholder when one or more of the conditions set forth in clauses (w), (x),
(y) and (z) of subparagraph 2(a) hereof shall have occurred.

                 (c) Each Company Shareholder that is not a U.S. Person acknowledges that Parent will not allow any sale, transfer or other disposition of the shares of Parent Common Stock received by it except as permitted by Section 7.3(a) or unless the proposed transferee shall have executed and delivered to Parent an instrument in substantially the following form:

                 "The undersigned hereby represents, warrants and agrees that neither the undersigned nor any person for the account or benefit of whom the undersigned is acting is a U.S. Person, as that term is defined in Rule 902 of Regulation S of the Securities Act of 1933, as amended. The undersigned further agrees to abide by the restrictions on transfers set forth in
                 Section 7.3 of that certain Share Acquisition Agreement dated January 8, 1997, pursuant to which the shares to be acquired by the undersigned were originally issued."

         VII.4 Guarantee by Parent. Parent herewith guarantees all obligations of Sub pursuant to this Agreement.

         VII.5 Other Remedies. As to the guarantees and covenants by the Company and the Company Shareholders, there shall be no remedies other than those expressly provided for in this Agreement. There shall be no liability of the Company or the Company Shareholders based on defects of the Shares sold under this Agreement, the Company, the Subsidiaries, the business of the Company or the Subsidiaries or their assets other than as expressly provided for in this Agreement, except in the case of fraud or intentional misrepresentation.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

         VIII.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Effective Time:

                 (a)      by mutual consent of the Company and Sub;

                 (b) by Sub or the Company if: (i) the Closing has not occurred by April 30, 1997; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal;

                 (c) by Sub if any Governmental Entity shall take any action, or promulgate, enact or seek to enforce any statute, rule, regulation or order applicable to the Acquisition, which would: (i) prohibit Parent's or the Company's ownership or operation of all or a portion of the business of the

Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Acquisition;

                 (d) by Sub if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, guarantee, covenant or agreement contained in this Agreement on the part of the Company or the Company Shareholders and such breach has not been cured within ten (10) calendar days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

                 (e) by the Company if neither it nor the Company Shareholders are in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, guarantee, covenant or agreement contained in this Agreement on the part of Parent or Sub and such breach has not been cured within ten (10) calendar days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured).

         Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors or advisory board (as applicable) of the party taking such action.

         VIII.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, or their respective officers, managing directors, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.4, 5.5, 5.6 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         VIII.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto and duly notarized. For purposes of this Section 8.3, the Company Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against all Company Shareholders whether or not they have signed such amendment.

         VIII.4 Extension; Waiver. At any time prior to the Closing, Parent and Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and guarantees made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         IX.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to Parent or Sub, to:

                          CKS Group, Inc.
                          10441 Bandley Drive
                          Cupertino, California  95014, U.S.A.
                          Attention: President, with copy to Executive Vice President - Business Development
                          Telephone No.:  1-408-366-5100
                          Facsimile No:  1-408-366-5120

                          with a copy to:

                          Wilson, Sonsini, Goodrich & Rosati
                          Professional Corporation
                          650 Page Mill Road
                          Palo Alto, California 94304, U.S.A.
                          Attention:  Daniel R. Mitz, Esq.
                          Telephone No.:  1-415-493-9300
                          Facsimile No.:  1-415-493-6811

                          and to

                          Oppenhoff & Radler
                          Prinzregentenplatz 10
                          81675 Munchen
                          Attention:  Dr. Jurgen Killius
                          Telephone No.: 49-89-41808-0
                          Facsimile No.: 49-89-41808-100

                 (b)      if to the Company or the Company Shareholders, to:

                          Prisma Holding GmbH
                          Wandsbecker Zollstrasse 87-89
                          22041 Hamburg, Germany
                          Telephone No.:
                          Facsimile No.:
                          Attention:  Michael Poliza

                          with a copy to:

                          Bruckhaus Westrick Stegemann
                          Alsterarkaden 27
                          20354 Hamburg, Germany
                          Telephone No.:  49-40-369-060
                          Facsimile No.:  49-40-369-06-155
                          Attention:  Dr. Peter Versteegen

         IX.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IX.3 Counterparts. This Agreement will be executed in one original and each party shall receive one or more authentic copies thereof.

         IX.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, except that legal counsel to and accountants for the parties to this Agreement shall be entitled to rely on this Agreement and on the representations and guarantees contained herein; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates and the other parties hereto consent to such assignments, if any, between Parent and Sub and their respective affiliates.

         IX.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision provided that Parent and Sub shall remain liable for their obligations hereunder.

         IX.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         IX.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         IX.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, Parent, Sub, the Company and the Company Shareholders have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.



PRISMA HOLDING, GMBH                     CKS GROUP, INC.


By: /s/ Versteegen                       By: /s/ Ramsey Harris/Attorney-in-Fact

   Michael Poliza, Geschaftsfuhrer          Mark D. Kvamme, President and Chief
                                            Executive Officer

By: /s/ Versteegen
   -------------------------------------
   Michael Rene Schopf, Geschaeftsfuhrer

                                         RIA 96 VERMOEGENSVERWALTUNGS
                                         GMBH


                                         By  /s/ Ramsey Harris/Attorney-in-Fact
                                           Carlton H. Baab, Geschaeftsfhhrer


                                         COMPANY SHAREHOLDERS


                                         /s/ Versteegen
                                         Michael Poliza


                                         /s/ Versteegen
                                         Michael Rene Schopf


                                         /s/ Versteegen
                                         Peter Wernstedt


                                         /s/ Versteegen
                                         Detlef Schmuck


                                         /s/ Versteegen
                                         Roland Tetzlaff


                                         /s/ Versteegen
                                         Peter Rohwer

                                         /s/ VERSTEEGEN
                                         Hans Herman Munchmeyer


                                          Hannover Finanz GmbH Beteiligungen
                                          und Kapitalanlagen

                                          Signature: /s/ Versteegen
                                          Name:
                                          Title:


                                          Commerz Unternehmensbeteiligungs-AG

                                          Signature: /s/ A. Banes
                                          Name:
                                          Title:





                           ***ACQUISITION AGREEMENT**